Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated November 7, 2007
Relating to Preliminary Prospectus Supplement dated November 6, 2007
Registration Statement No. 333-146300
Energy Transfer Equity, L.P.
$232,569,840
7,336,588 Common Units

Issuer:	Energy Transfer Equity, L.P.

Symbol:	ETE

Size:	$232,569,840

Common Units offered by the Selling Unitholders:	7,336,588 common units

Greenshoe:	1,100,489 common units; option to purchase additional common units from the Selling Unitholders

Price to public:	$31.70 per common unit

Trade date:	November 7, 2007

Closing date:	November 13, 2006

CUSIP:	29273V100

Underwriters:	Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
UBS Securities LLC
Credit Suisse Securities (USA) LLC
Prior to purchasing the common units being offered pursuant to this prospectus supplement, on November 6, 2007 and November 7, 2007, one of the underwriters purchased, on behalf of the syndicate, 206,700 common units at an average price of $31.7316 per unit in stabilizing transactions.
Energy Transfer Equity, L.P. has previously filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was declared effective on October 23, 2007. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Energy Transfer Equity, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to this offering may also be obtained by contacting any of the underwriters, including Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014; Attention: Prospectus Department; email at prospectus@morganstanley.com, or calling 1-866-718-1649.